DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                             September 30,        December 31,
                                 2000               1999
ASSETS

CASH AND CASH EQUIVALENTS     $2,629,354         $2,027,853
PROPERTY, Net                  6,278,214          6,682,110
OTHER ASSETS                      69,305             69,305

TOTAL                         $8,976,873         $8,779,268

LIABILITIES AND PARTNERS' EQUITY(DEFICIT):

LIABILITIES                   $2,830,060         $2,688,822

PARTNERS' EQUITY (DEFICIT):
General Partners                 (80,559)           (81,123)
Limited Partners               6,227,372          6,171,569
     Total partners' equity    6,146,813          6,090,446

TOTAL                         $8,976,873         $8,779,268

See accompanying notes to financial statements(unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                              September 30,      September 30,
                                  2000               1999
REVENUES:
Rental Income                   $835,981           $747,141
Interest                          20,669             14,513
     Total revenue               856,650            761,654

EXPENSES:
Operating                        424,280            383,258
General and administrative        47,619             50,281
     Total expenses              471,899            433,539

NET INCOME                      $384,751           $328,115

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $380,903           $324,834
    General partners               3,848              3,281
TOTAL                           $384,751           $328,115

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $11.98             $10.22

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).
[/TABLE]

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                September 30,    September 30,
                                    2000             1999


REVENUES:

Rental Income                    $2,308,970       $2,124,254
Interest                             56,132           41,558
Total revenues                    2,365,102        2,165,812

EXPENSES:

Operating                         1,154,715        1,082,599
General and administrative          178,378          171,246
Total expenses                    1,333,093        1,253,845

NET INCOME                        1,032,009          911,967

AGGREGATE NET INCOME ALLOCATED TO:

Limited partners                  1,021,689          902,847
General partners                     10,320            9,120
TOTAL                             1,032,009          911,967

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     $32.15           $28.41

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION         31,783           31,783

See accompanying notes to financial statements (unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999      ($75,264)     $6,751,659   $6,676,395

NET INCOME                         9,120         902,847      911,967
DISTRIBUTIONS                     (9,630)       (953,490)    (963,120)

BALANCE AT SEPTEMBER 30, 1999   ($75,774)     $6,701,016   $6,625,242

BALANCE AT JANUARY 1, 2000      ($81,123)     $6,171,569   $6,090,446

NET INCOME                        10,320       1,021,689    1,032,009
DISTRIBUTIONS                     (9,756)       (965,886)    (975,642)

BALANCE AT SEPTEMBER 30, 2000   ($80,559)     $6,227,372   $6,146,813


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                    September 30,      September 30,
                                        2000               1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                            $1,032,009        $ 911,967
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        403,896          403,894
     Loss on disposal of
     property and equipment                                   630
  Changes in assets and liabilities:
     Increase in other assets                  0           (2,499)
     Increase in liabilities             141,238          176,002
Net cash provided by operating
     activities                        1,577,143        1,489,994

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (975,642)        (963,120)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        601,501          526,874

CASH AND CASH EQUIVALENTS:
At beginning of period                 2,027,853        1,772,250
At end of period                      $2,629,354      $ 2,299,124

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of September 30, 2000, and for the periods ended September 30, 2000 and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of September 30, 2000, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,834,474
        Furniture and Equipment                5,810
        Total                             12,930,166
        Less: Accumulated Depreciation   ( 6,651,952)
        Property - Net                   $ 6,278,214


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.